Exhibit 99.1

American Financial Group, Inc. Announces

Third Quarter and Nine Month Net Earnings

Cincinnati, Ohio - October 27, 2008 - American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported net earnings for the quarter of $20.9 million ($0.18 per share), compared to $112.7 million ($0.93 per share) in 2007. Results for 2008 reflect after tax charges of $94.1 million ($0.80 per share) in net realized losses on investments, including other than temporary impairments. AFG's net earnings for the nine month period were $157.2 million ($1.34 per share), compared with $293.3 million ($2.40 per share) in the comparable 2007 period.

Core net operating earnings were $115.3 million ($0.98 per share) for the 2008 third quarter, compared to $116.9 million ($0.97 per share) reported in the 2007 third quarter. These results reflect higher earnings from the Company's annuity and supplemental insurance operations and higher investment income, offset by lower underwriting profits within the specialty P&C operations. Record core net operating earnings for the first nine months of 2008 were $355.1 million ($3.03 per share), compared with $342.8 million ($2.81 per share) in 2007.

AFG's net earnings, determined in accordance with generally accepted accounting principles ("GAAP"), include certain items that may not be indicative of its ongoing core operations. The following table identifies such items and reconciles net earnings to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.
In millions, except per share amounts	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Components of net earnings:
Core net operating earnings(a)	$ 115.3	$ 116.9	$ 355.1	$ 342.8

A&E charges:
P&C insurance runoff operations	-	-	(7.8)	(28.7)
Former railroad & manufacturing operations	-	-	(2.0)	(27.7)
Realized investment gains (losses)	(94.1)	(3.9)	(187.2)	7.0
Other	(0.3)	(0.3)	(0.9)	(.1)

Net earnings	$ 20.9	$ 112.7	$ 157.2	$ 293.3

Components of Earnings Per Share:
Core net operating earnings	$ 0.98	$ 0.97	$ 3.03	$ 2.81

A&E charges:
P&C insurance runoff operations	-	-	(.07)	(.23)
Former railroad & manufacturing operations	-	-	(.02)	(.23)
Realized investment gains (losses)	(.80)	(.04)	(1.60)	.05

Diluted Earnings Per Share	$ 0.18	$ 0.93	$ 1.34	$ 2.40

Footnote a is contained in the accompanying Notes To Financial Schedules at the end of this release.

Craig Lindner and Carl Lindner III, AFG's Co-Chief Executive Officers, issued this statement: "Core operating results in our insurance operations continue to be strong despite a competitive pricing environment. The global credit crisis has created challenging market conditions as well as unique opportunities for our businesses. Despite the market volatility and economic uncertainty, we continue to adhere to our underwriting discipline and remain on target to meet our 2008 operating objectives. We are pleased with the improved operating results of our annuity business, which has benefitted from increased spreads between yields on investments and annuity crediting rates."

"Standard & Poor's recently affirmed our investment grade debt ratings and insurance operations' financial strength ratings with a stable outlook, recognizing our strong capital adequacy, healthy profitability and appropriate financial leverage. Our capital adequacy and financial leverage are at levels consistent with our rating categories and commitments to the market."

"Based on our reported results and the trends in our business, we reaffirm our expectations for 2008 core earnings per share to be between $3.90 and $4.10. Looking forward, we expect our core earnings in 2009 to be in the range of $3.65 to $3.85 per share. The 2009 earnings guidance reflects strong projected earnings growth in our annuity operations and higher investment income in our property and casualty operations. These increases will be offset by the effects of a more competitive property and casualty marketplace. This level of earnings will result in returns on equity in the range of 12%-15%, consistent with our long-term goals. These expected results exclude the potential for significant catastrophe and crop losses and adjustments to asbestos and environmental reserves."

P&C Specialty Core Results

The P&C specialty insurance operations generated an underwriting profit of $71.9 million in the 2008 third quarter, $32.9 million lower than the same quarter a year earlier. Pre-tax losses from catastrophes during the quarter totaled $37.5 million (4.4 points) and resulted primarily from wind-related storm damage from hurricanes Gustav and Ike. By comparison, catastrophe losses for 2007 were negligible. These 2008 results include $57.4 million (6.7 points) of favorable reserve development compared to $26.4 million (3.5 points) in the 2007 third quarter. Net written premiums for the 2008 third quarter were 20% higher than the same quarter a year earlier, driven primarily by higher premiums in our crop insurance operations.

Underwriting profit of the P&C specialty insurance operations for the first nine months of 2008 was $267.5 million, 17% below the 2007 period. Higher catastrophe losses and higher losses from run-off operations more than offset an increase in favorable development. Pre-tax losses from catastrophes for the nine month period totaled $65.0 million (3.1 points), compared to negligible amounts in the same 2007 period. Nine month 2008 results include $192.3 million (9.1 points) of favorable reserve development compared to $125.8 million (6.2 points) in 2007. Net written premiums were 7% above the 2007 period, due primarily to our Marketform operations, which were acquired in January 2008, and increases in our crop premiums. Further details of the P&C Specialty operations may be found in the accompanying schedules.

The Property and Transportation group reported an underwriting profit of $12.0 million in the 2008 third quarter, $46.5 million lower than the 2007 third quarter. The combined ratio of 97.4% for the quarter increased 14.1 points over the 2007 period as a result of higher catastrophe losses in our property and inland marine operations and lower underwriting profits in our crop operations, which were offset somewhat by higher favorable reserve development. Excluding the impact of catastrophes, our underlying property and transportation businesses continued to have strong underwriting results.

Results for the third quarter and first nine months of 2008 included $29.8 million (6.5 points) and $53.7 million (5.9 points), respectively, of catastrophe losses. The significant increases in gross and net written premiums for the 2008 periods were driven by our crop insurance operations and related primarily to higher spring commodity pricing.

The Specialty Casualty group reported an underwriting profit of $46.6 million in the third quarter, a 19% improvement over the third quarter of 2007. The combined ratio improved 4.5 points to 76.6% for the quarter, reflecting improved underwriting results in our executive liability and targeted markets operations, and higher favorable reserve development. Through the first nine months of this year, the combined ratio increased as improved results in the executive liability and targeted markets operations were more than offset by lower underwriting profits in the general liability and excess and surplus lines operations and by lower favorable reserve development. Decreases in gross written premiums through the 2008 third quarter are attributable to stronger competition in the excess and surplus lines and softening in the homebuilders market, offset somewhat by the addition of Marketform in early 2008. Net written premiums for the quarter and year to date were up slightly due to greater retention in some of our casualty operations, and the addition of Marketform.

The Specialty Financial group reported an underwriting loss of $1.9 million for the third quarter of 2008. The group's combined ratio was 101.6%, an increase of 8.2 points over the 2007 third quarter. These results were driven in large measure by underwriting losses in our run-off automobile residual value insurance ("RVI") operations. RVI losses resulted from further declines in used SUV and luxury car prices. Through the first nine months of this year, improvements in our surety and fidelity and crime operations and higher favorable reserve development helped to offset lower underwriting results in the RVI and financial institutions businesses. Gross written premiums for the quarter were down 3% from the prior period, primarily from declines in our lease and loan and financial institutions businesses, which were offset somewhat by higher premiums in other operations. Gross and net written premiums for the 2008 nine month period were comparable to the 2007 periods.

The California Workers' Compensation business reported solid profitability with a combined ratio of 79.7% in the 2008 third quarter, compared to 77.5% in the same period a year earlier. Through the first nine months of 2008, the combined ratio was 78.3%, a slight improvement over the 2007 period. Favorable reserve development was higher in the third quarter and nine month periods of 2008. The improved claims environment resulting from the California workers' compensation reform legislation has continued to benefit our results as well as those of the industry. Due to the long-tail nature of this business, we remain conservative in recognizing the benefits from the reform legislation until a higher percentage of claims are paid and the ultimate impact of reforms can be determined. Gross and net written premiums increased 10% and 6% for the quarter, as increased sales of our recently targeted excess workers' compensation products offset the effects of continued lower rates in our traditional workers' compensation business. Although we have seen rate decreases continue (about 15% in 2008), they have begun to moderate somewhat. In recent months, the Workers' Compensation Insurance Rating Bureau has recommended rate increases consistent with increases in medical and other workers' compensation costs.

Carl Lindner III stated: "The results in our Specialty Group continue to be strong, with all of our groups producing solid year to date underwriting results, despite a continued competitive marketplace. Our overall pricing has held steady, with average renewal rates for the quarter declining 3% from those in last year's third quarter, excluding the impact of our California workers' compensation business. In some instances we have reduced premium volume in order to maintain desired underwriting margins. We continue to experience favorable reserve development in many of our businesses, which we believe is the result of our disciplined underwriting and focus on pricing adequacy.

"Our overall net written premium growth through the first nine months of the year is on target with our expectations for the year of 5% to 7%. We continue to evaluate opportunities for growing our business in a manner that allows us to maintain a strong capital base. I believe we are well positioned to grow our specialty business and to continue our underwriting track record of outperforming the commercial P&C insurance industry."

Annuity and Supplemental Insurance Core Results

The Annuity and Supplemental Insurance Group generated core operating earnings before income taxes of $49.3 million for the 2008 third quarter, $14.6 million higher than the 2007 third quarter (excluding $4.0 million of minority interest recorded in 2007). Core operating earnings before taxes for the first nine months of 2008 of $120.5 million were $15.5 million higher than the same 2007 period (excluding $11.5 million of minority interest recorded in 2007). These increases reflect higher earnings in our annuity operations, primarily as a result of improved spreads on fixed annuities. In addition, earnings in our supplemental insurance operations were higher than last year due primarily to favorable results in our long term care business. These increases were offset somewhat by lower earnings in the variable annuity and run-off life operations.

Based on recent market conditions and favorable trends in spreads on fixed annuities, AFG expects that 2008 full year operating earnings for the Annuity and Supplemental Insurance Group will be 20% to 25% higher than 2007 (excluding the impact of minority interest expense in 2007).

For the third quarter of 2008, statutory premiums of $596 million were 21% higher than the 2007 third quarter. Annuity sales through our new bank distribution channel and higher sales of traditional fixed annuities were partially offset by lower sales of indexed annuities in the single premium market.

For the first nine months of 2008, statutory premiums of $1.6 billion were 7% higher than the comparable 2007 period. The increase from sales through the bank distribution channel were partially offset by a decrease in sales of indexed annuities.

AFG does not expect any material write-off of deferred acquisition costs ("DAC") in any of its annuity businesses for the year. The Company hedges its indexed annuities with highly matched, over-the-counter options, so its exposure in that line is minimal. Furthermore, since its variable annuity business is relatively small, and since the Company has very few policies with living benefit or similar riders, AFG expects any DAC write-off in the variable segment to be immaterial.

AFG's annuity liabilities remain very stable. Due to the two-tier nature and other surrender protection features in certain of its annuity products, AFG continues to experience very strong persistency in its annuity businesses. Surrenders in 2008 are below plan and only modestly higher than last year.

Investments

The 2008 third quarter results included net after-tax realized losses of $46 million on equity securities, including after-tax losses of approximately $21 million on sales of preferred and common equity investments in Fannie Mae, Freddie Mac, Washington Mutual, Lehman Brothers and AIG. Also included in realized losses were other than temporary impairments, over half of which were attributable to investments in the communications sector, with the remainder primarily related to investments in the financial and transportation sectors.

In addition, the Company recorded net after-tax realized losses totaling $48 million on fixed maturity investments in the third quarter, including after-tax losses of $24 million on the sales of fixed maturities issued by Washington Mutual, Lehman Brothers and AIG.

Increasing uncertainty in the global financial markets has caused credit spreads (the difference in rates between U.S. government bonds and other fixed maturities) to widen significantly during the third quarter of 2008. These wider spreads were the primary cause of AFG's increase in net after-tax unrealized loss on fixed maturity investments from $300 million at June 30, 2008, to $426 million at September 30, 2008. Our portfolio continues to be high quality, with 94% of our fixed maturity portfolio rated investment grade. We have the ability and intent to hold these securities until they mature or recover in value.

More information about the components of our investment portfolio may be found in our Financial and Investment Supplements, which are posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets in excess of $25 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed, indexed and variable annuities and a variety of supplemental insurance products. Great American Insurance Group's roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes and improved loss experience.

Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: the unpredictability of possible future litigation if certain settlements do not become effective, changes in financial, political and economic conditions including changes in interest rates and any extended economic recessions or expansions, performance of securities markets, our ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the residential mortgage market, especially in the subprime sector, the availability of capital, regulatory actions and changes in the legal environment affecting AFG or its customers, tax law changes, levels of natural catastrophes, terrorist activities, including any nuclear, biological, chemical or radiological events, incidents of war and other major losses, development of insurance loss reserves and other reserves, particularly with respect to amounts associated with asbestos and environmental claims, availability of reinsurance and ability of reinsurers to pay their obligations, trends in persistency, mortality and morbidity, competitive pressures, including the ability to obtain adequate rates, changes in AFG's credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries, and other factors identified in our filings with the Securities and Exchange Commission.

Conference Call

The Company will hold a conference call to discuss 2008 third quarter results at 11:30 a.m. (ET) tomorrow, Tuesday, October 28, 2008. Toll-free telephone access will be available by dialing

1-888-892-6137 (international dial in 706-758-4386). The pass code for the live call is 66601960. Please dial in five to ten minutes prior to the scheduled start time of the call. A replay of the call will also be available two hours from the conclusion of the call, at approximately 1:30 p.m. (ET) on October 28, 2008 until 11:59 p.m (ET) on November 4, 2008. To listen to the replay, dial 1-800-642-1687 (international dial in 706-645-9291) and provide the confirmation code 66601960.

The conference call will also be broadcast over the Internet. To listen to the call, go to the Investor Relations page on AFG's website, www.AFGinc.com, and follow the instructions at the Webcast link. An archived webcast will be available immediately after the call via a link on the Investor Relations page until November 4, 2008 at 11:59 pm (ET). An archived audio MP3 file will also be available within 24 hours of the call.
Contact:	Anne N. Watson	Web Sites:	www.AFGinc.com
	Vice President - Investor Relations		www.GreatAmericanInsurance.com
(513) 579-6652

Diane P. Weidner
Director - Investor Relations
(513) 369-5713

-o0o-

(Financial summaries follow)

This earnings release and additional Financial Supplements are available in the Investor Relations section of AFG's web site: www.AFGinc.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS

(In Millions, Except Per Share Data)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Revenues
P&C insurance premiums	$ 850.6	$ 757.5	$2,104.4	$ 2,030.8
Life, accident & health premiums	109.3	105.6	325.9	315.6
Investment income	283.1	252.7	820.3	747.5
Realized investment gains (losses)	(150.1)	(7.1)	(293.5)	11.6
Other income	77.0	78.4	231.8	237.8
	1,169.9	1,187.1	3,188.9	3,343.3
Costs and expenses
P&C insurance losses & expenses(b)	777.8	655.7	1,844.8	1,756.1
Annuity, life, accident & health benefits & expenses	228.1	221.6	682.3	656.9
Interest & other financing expenses	16.3	17.8	52.3	53.6
Other expenses (c)	119.7	108.8	355.5	387.4
	1,141.9	1,003.9	2,934.9	2,854.0
Operating earnings before income taxes	28.0	183.2	254.0	489.3
Related income taxes	9.5	62.7	91.4	171.3

Net operating earnings	18.5	120.5	162.6	318.0
Minority interest expense	2.4	(7.8)	(5.4)	(26.4)
Earnings from continuing operations	20.9	112.7	157.2	291.6
Discontinued operations	-	-	-	1.7

Net earnings	$ 20.9	$ 112.7	$ 157.2	$ 293.3

Diluted Earnings per Common Share	$ 0.18	$ 0.93	$ 1.34	$ 2.40

Average number of Diluted Shares	116.9	119.8	117.0	121.6

	Sept. 30,	Dec. 31,
Selected Balance Sheet Data:	2008	2007
Total Cash and Investments	$17,554	$18,054
Long-term Debt, Including
Payable to Subsidiary Trusts	$ 952	$ 937
Shareholders' Equity	$ 2,777	$ 3,046
Shareholders' Equity (Excluding unrealized gains (losses) on fixed maturities)	$ 3,202	$ 3,071
Book Value Per Share	$ 24.05	$ 26.84
Book Value Per Share (Excluding unrealized gains (losses) on fixed maturities)	$ 27.74	$ 27.06
Common Shares Outstanding	115.4	113.5

Footnotes are contained in the accompanying Notes to Financial Schedules.

AMERICAN FINANCIAL GROUP, INC.

P&C SPECIALTY GROUP UNDERWRITING RESULTS

(In Millions)

	Three months ended September 30,		Pct. Change	Nine months ended September 30,		Pct. Change
	2008	2007		2008	2007

Gross written premiums	$ 1,627	$ 1,319	23%	$ 3,440	$ 3,180	8%

Net written premiums	$ 959	$ 797	20%	$ 2,278	$ 2,134	7%

Ratios (GAAP):
Loss & LAE ratio	64.9%	57.2%		56.0%	52.7%
Expense ratio	26.6%	28.8%		31.3%	31.3%
Policyholder dividend ratio	0%	.2%		.1%	.1%

Combined Ratio(Excluding A&E)	91.5%	86.2%		87.4%	84.1%

Total Combined Ratio	91.3%	86.6%		87.7%	86.5%

Supplemental:
Gross Written Premiums:
Property & Transportation	$ 1,079	$ 775	39%	$1,822	$1,519	20%
Specialty Casualty	323	319	1%	983	1,030	(5%)
Specialty Financial	158	163	(3%)	448	440	2%
California Workers' Compensation	67	61	10%	189	190	(1%)
Other	-	1	NA	(2)	1	NA
	$1,627	$1,319	23%	$3,440	$3,180	8%

Net Written Premiums:
Property & Transportation	$ 536	$ 393	37%	$ 1,044	$ 915	14%
Specialty Casualty	210	195	7%	636	620	2%
Specialty Financial	132	131	-	371	367	1%
California Workers' Compensation	60	56	6%	172	178	(4%)
Other	21	22	-	55	54	5%
	$ 959	$ 797	20%	$2,278	$2,134	7%

Combined Ratio (GAAP):
Property & Transportation	97.4%	83.3%		93.0%	85.0%
Specialty Casualty	76.6%	81.1%		76.6%	73.7%
Specialty Financial	101.6%	93.4%		94.6%	93.6%
California Workers' Compensation	79.7%	77.5%		78.3%	78.7%

Aggregate Specialty Group	91.5%	86.2%		87.4%	84.1%

Supplemental Notes:

  Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.
  Specialty Casualty includes primarily excess and surplus, general liability, executive liability, umbrella and excess liability and customized programs for small to mid-sized businesses.
  Specialty Financial includes risk management insurance programs for lending and leasing institutions (including collateral and mortgage protection insurance), surety and fidelity products and trade credit insurance.
  California Workers' Compensation consists of a subsidiary that writes workers' compensation insurance primarily in the state of California.
  Other includes primarily an internal reinsurance facility.

AMERICAN FINANCIAL GROUP, INC.

ANNUITY & SUPPLEMENTAL INSURANCE GROUP

STATUTORY PREMIUMS

(In Millions)

	Three months ended September 30,		Pct. Change	Nine months ended September 30,		Pct. Change
	2008	2007		2008	2007

Retirement annuity premiums:
Fixed annuities	$ 144	$ 117	23%	$ 392	$ 360	9%
Bank annuities	138	-	NA	291	-	NA
Indexed annuities	184	252	(27%)	556	784	(29%)
Variable annuities	20	17	18%	64	60	7%
	486	386	26%	1,303	1,204	8%

Supplemental insurance	95	91	4%	286	271	6%
Life insurance	15	14	7%	41	42	(2%)

Total statutory premiums	$ 596	$ 491	21%	$1,630	$1,517	7%

AMERICAN FINANCIAL GROUP, INC.

Notes To Financial Schedules

GAAP to Non GAAP Reconciliation:

  Components of core net operating earnings:
In millions	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007

P&C operating earnings	$ 152.5	$ 175.0	$ 509.9	$ 526.3

Annuity & supplemental insurance
operating earnings	49.3	30.7*	120.5	93.5*

Interest & other corporate expense	(25.6)	(23.4)	(76.7)	(78.1)

Core operating earnings before income taxes	176.2	182.3	553.7	541.7
Related income taxes	60.9	65.4	198.6	198.9

Core net operating earnings	$ 115.3	$ 116.9	$ 355.1	$ 342.8

  *Net of minority interest expense of $4.0 million and $11.5 million in the third quarter and first nine months of 2007, respectively.

  Summary Of Earnings:

  Includes pretax charges of $12.0 million and $44.2 million in the first nine months of 2008 and 2007, respectively, to increase the A&E reserves of AFG's P&C insurance run-off operations.

  Includes pretax charges of $3.0 million and $43.0 million in the first nine months of 2008 and 2007, respectively, to increase the A&E reserves of AFG's former railroad and manufacturing operations.